Exhibit 99.1

AT&T Awards Synacor Important Portal Services Contract

•	Synacor selected to provide portal services for AT&T customers that drive user engagement

•	Expected revenues from the contract are ~$100M per year, after full product deployment in 2017

•	Early products to deploy in Q2 2016, with broader services slated to commence deployment in Q4 2016

BUFFALO – May 4, 2016 – Synacor, Inc. (Nasdaq:SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers and enterprises, today announced that AT&T Inc. (NYSE:T), the largest pay TV provider in the United States, has awarded a portal services contract to Synacor.

In partnership with AT&T, Synacor will

•	Develop and manage innovative desktop and mobile portal services designed to drive user engagement

•	Populate these experiences with rich content sourced from popular brands

•	Monetize these experiences through search and advertising

“We are honored to have been selected from among the contenders AT&T considered in their evaluation process,” said Synacor CEO Himesh Bhise. “We are thrilled that AT&T will be using our managed portal services, mobile apps, and advertising solutions in this important initiative to deepen engagement with their customers. We already are developing initial products for deployment in 2016, and have started working on a next-gen product for 2017.”

Conference Call Details

Synacor will host a conference call tomorrow morning, May 5, 2016 at 8:30 a.m. ET to discuss the AT&T portal services agreement with the investment community. The live webcast (in addition to the related investor presentation document, which is available now) can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 7293554, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through May 12, 2016. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 7293554.

About Synacor:

Synacor (Nasdaq:SYNC) www.synacor.com is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. Synacor enables our customers to better engage with their consumers.

Forward-Looking Statements:

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Synacor, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting Synacor. More detailed information about these factors may be found under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Synacor’s annual report on Form 10-K for the year ended December 31, 2015, which is available on the company’s website at investor.synacor.com and on the SEC’s website at www.sec.gov. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3880

Investor Contact:

David Calusdian, Executive Vice President & Partner

Sharon Merrill

ir@synacor.com

617-542-5300